EXHIBIT 99.1

News Release

GPGI, Inc. Declares Dividend

NEW YORK, N.Y., February 3, 2026 (GLOBE NEWSWIRE) – GPGI, Inc. (NYSE: GPGI) (the “Company” or “GPGI”), a diversified multi-industry compounder comprising companies with great positions in good industries, today announced its Board of Directors has declared a quarterly cash dividend of $0.0025 per share of the Company’s Class A common stock. The dividend represents an annual distribution of approximately $2.9 million.

GPGI’s capital allocation priorities remain focused on debt paydown and pursuing additional accretive acquisitions that meet the six pillars of our investment criteria.

The cash dividend will be payable on February 27, 2026, to shareholders of record of Class A common stock at the close of business on February 13, 2026.

About GPGI

GPGI, Inc. (NYSE: GPGI) is a diversified, multi-industry compounder comprising companies with great positions in good industries. The platform is managed by Resolute Holdings Management, Inc. (NYSE: RHLD) and is purpose-built to acquire, own, and scale high-quality businesses led by great operators, benefiting from a permanent capital base and the systematic deployment of the Resolute Operating System. GPGI currently consists of CompoSecure and Husky – two market leaders with best-in-class financials and durable opportunities for growth. For more information, please visit GPGI.com.

Forward Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our dividend policy, are forward-looking statements. In some instances, these statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “outlook” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

GPGI Contact

ir@gpgi.com